CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this amendment to Form 1-A Regulation A Offering Statement of our audit report dated September 1, 2021 with respect to the balance sheet of Frontera Group Inc as of June 30, 2021 and 2020, and the related statements of operations and comprehensive (loss) income, changes in shareholders’ equity, cash flows and the related notes for the year then ended.

/s/ Victor Mokuolu, CPA PLLC

Victor Mokuolu, CPA PLLC

Houston, Texas

May 11, 2022